Exhibit 99.01

FOR IMMEDIATE RELEASE                                            SCOTT J. DUNCAN
                                                                 FX Energy, Inc.
March 1, 2004                                     3006 Highland Drive, Suite 206
                                                      Salt Lake City, Utah 84106
                                               (801) 486-5555 Fax (801) 486-5575
                                                                www.fxenergy.com


              FX Energy Retains 49% Ownership Interest in Fences I
                              Announces 2 New Wells

Salt Lake City, March 1, 2004, - FX Energy, Inc. (Nasdaq: FXEN) today announced that it would retain a 49% interest in the Fences I project area (except for development in and around its recent Zaniemysl-3 discovery, where CalEnergy Gas holds 24.5% and FX holds 24.5%). This results from the mutual decision of FX and CalEnergy to focus their joint efforts on development, leaving exploration in Fences I to FX and the Polish Oil and Gas Company (POGC). FX and CalEnergy will concentrate on development of the Zaniemysl field and nearby opportunities that can be developed as part of a single economic unit. CalEnergy had requested a six-plus month extension for additional technical evaluation before committing to the next exploration well; FX chose not to grant that extension in order to move ahead with an aggressive drilling program.

FX and POGC have designated the Rusocin prospect in Fences I and the Sroda prospect in Fences II as the next two wells to be drilled. The Rusocin well will test a "pinchout" target in the Rotliegend at a depth of approximately 2,500 meters. The Sroda well will test a Rotliegend structural feature at a depth of approximately 3,500 meters; the Sroda drillsite has already been selected. FX and POGC will select the Rusocin drillsite at the March operating committee meeting. FX Energy will pay 100% of the cost to drill the wells and own a 49% interest. POGC will be the operator and own 51%.

"Our commitment to shareholders is to drill wells as soon as we have the decision to proceed from our technical group. In the past we have had partners who have moved at a slower pace than we would have liked. However, the funds we raised last year allow us to take better control of the timing - and we have world-class expertise on the technical side to support an aggressive drilling schedule," said David Pierce, president of FX Energy.

"Thanks to Richard Hardman we have been able to attract some outstanding geoscientists with North Sea experience who are evaluating the potential of the Fences I, II and III project areas. With the expert support of POGC's Geophysical Center in Torun, our geophysical team has reprocessed and reinterpreted data over several potential traps including Rusocin and Sroda. As a result of their work and the evaluation of the prospects by Richard Hardman, Jerzy Maciolek and others we are prepared to proceed with drilling as soon as possible."

Richard Hardman, head of the technical advisory team for FX Energy, stated, "I believe the acreage along the southern portion of Fences I is some of the most highly prospective that FX Energy has in Poland. This is a wonderful opportunity to secure our 49% interest in an area that has the potential for perhaps a trillion cubic feet or more - and at a relatively small cost. The Rusocin and Sroda prospects are, in my opinion, ready to drill. While one could spend significant time and funds further analyzing Rusocin, and Sroda, the incremental reduction in risk in my opinion is not worth the cost versus what we can learn from drilling the wells."

FX Energy holds interests in five project areas in Poland:

The Fences I project area covers approximately 265,000 acres in western Poland's Permian Basin. FX Energy holds a 49% interest except for a few thousand acres around the Zaniemysl-3 well where FX holds 24.5% and CalEnergy Gas holds 24.5%. POGC holds 51%.

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The Fences II project area covers approximately 670,000 acres in western
Poland's Permian Basin. FX Energy has a 49% interest in Fences II and POGC holds 51%.

The Fences III project area covers approximately 770,000 acres in western Poland's Permian Basin. FX Energy holds a 100% interest.

The Pomerania project area covers approximately 2.2 million acres in western Poland's Permian Basin. FX Energy holds a 100% interest in the Pomerania project area except for one block of approximately 225,000 acres, where its interest is 85% and POGC holds 15%. FX will drop the Pomerania project area this year.

The Wilga project area covers approximately 250,000 acres in central Poland; FX Energy holds a 45% interest.

                              _____________________

For a discussion of the contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports or visit FX Energy's website at www.fxenergy.com.

This release contains forward-looking statements. Forward-looking statements are not guarantees of future drilling or other exploration or development results, the actual presence or recoverability of estimated reserves, the ability to establish reserves equal to the potential of exploration targets, production amounts or revenues, construction costs or schedules or similar matters. Forward-looking statements are subject to risks and uncertainties outside FX Energy's control. Actual events or results may differ materially from the forward-looking statements. For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's 2002 annual report on Form 10-K and other SEC reports.